Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2009

NEWS CORPORATION REPORTS FIRST QUARTER

OPERATING INCOME OF $1.04 BILLION;

GROWTH OF 9% OVER THE YEAR AGO QUARTER

NET INCOME INCREASES BY 11% TO $571 MILLION

ON REVENUE OF $7.2 BILLION

NEW YORK, NY, November 4, 2009 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported first quarter consolidated operating income of $1.04 billion, an increase of 9% compared with $953 million of operating income reported a year ago. This result reflects double-digit percentage profit increases at the Filmed Entertainment, Cable Network Programming and Book Publishing segments, partially offset by decreases at the Television, Direct Broadcast Satellite Television, Newspapers and Information Services and Other segments.

First quarter net income of $571 million ($0.22 per share) increased 11% versus net income of $515 million ($0.20 per share) reported in the first quarter a year ago. The year-on-year increase is largely driven by higher operating profit and equity contributions from affiliates due to the absence of a $422 million write-down of the Company’s investment in Sky Deutschland AG (formerly known as Premiere AG) taken during the prior year period. These improvements were partially offset by the absence of the gain on the sale of eight television stations included in Other, net in the prior year.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“I am pleased that News Corporation has delivered exceptionally strong results this quarter, despite continued macro-economic challenges. Operating income growth was led by gains at our worldwide cable network programming businesses and renewed momentum at our Filmed Entertainment segment, reflecting our strong slate of films at the global box office.

“The strategic steps we took last year to ensure stability during the downturn have proven successful, with significant cost reductions offsetting much of the revenue declines in our Television and Newspapers and Information Services segments. The economies in which we do business are clearly in better shape than they were a year ago, and we have further positioned our operations to take advantage of the improvements we are seeing globally. We will continue to manage our businesses smartly and confidently under the security of a strong balance sheet.”

REVIEW OF OPERATING RESULTS

As a result of a restructuring in the first quarter, the operating results of STAR Group Limited (STAR) which were previously reported in the Television segment are now included within the Cable Network Programming segment. Prior year STAR results have also been reclassified to the Cable Network Programming segment to conform to the current year presentation. A schedule of fiscal 2009 revenue and operating income (loss) by quarter reflecting this reclassification is included in Note 1. In addition, the Magazines and Inserts segment has been renamed the Integrated Marketing Services segment.

Operating Income (Loss)

	3 Months Ended September 30,
	2009	2008
	US $ Millions
Filmed Entertainment	$391	$251
Television	38	83
Cable Network Programming	495	350
Direct Broadcast Satellite Television	128	165
Integrated Marketing Services	73	68
Newspapers and Information Services	25	134
Book Publishing	20	3
Other	(128)	(101)

Total Operating Income	$1,042	$953

Filmed Entertainment

The Filmed Entertainment segment reported fiscal first quarter operating income of $391 million, compared with $251 million reported in the same period a year ago. This set a record for the highest fiscal first quarter operating income ever for this segment. The increase was driven by the worldwide theatrical success of Ice Age: Dawn of the Dinosaurs, which is the highest international grossing animated film of all time and the third highest international grossing film ever, having generated more than $880 million in worldwide box-office receipts to date. First quarter film results also include the worldwide home entertainment performance of X-Men Origins: Wolverine and the home entertainment and pay-TV performance of Taken.

Twentieth Century Fox Television reported decreased contributions versus a year ago, primarily due to lower contributions from home entertainment releases and reduced domestic television revenue.

Television

The Television segment reported first quarter operating income of $38 million, a decline of $45 million versus the same period a year ago, due to lower contributions from the Fox Television Stations (FTS) and FOX Broadcasting Company.

FTS’ first quarter operating income decreased 26% from the same period a year ago reflecting overall local advertising trends, particularly in the automotive and movie sectors, as well as lower comparative political advertising. FTS achieved record market share for the fiscal first quarter, with FTS revenues down only 14% for the quarter compared to estimated market declines of 21%.

FOX Broadcasting Company’s first quarter results were lower due to higher primetime programming costs driven by increased license fees for returning series and decreased advertising revenue. While primetime advertising revenues increased as a result of pricing, sports revenue declined, principally due to fewer National Football League games broadcast and lower Major League Baseball contributions.

Cable Network Programming

Cable Network Programming reported first quarter operating income of $495 million, an increase of $145 million over the first quarter a year ago. The 41% growth reflects increased contributions from FOX News Channel (FNC), the Fox International Channels, STAR, the Regional Sports Networks (RSNs) and the Big Ten Network.

FNC achieved its highest ever quarterly profit and increased its operating income 79% versus the first quarter a year ago primarily from increased affiliate revenues on higher rates and lower political coverage costs. During the quarter, viewership at FNC was 125% greater than its nearest competitor in primetime and 94% higher on a 24-hour basis, reflecting FNC’s broadcasting of the top ten shows in cable news. In terms of total viewers, FNC achieved its third highest rated quarter ever in primetime and fifth highest rated quarter ever in total day.

At the Company’s other cable channels, operating profit increased 28% from the prior year’s first quarter results. Higher contributions at the Big Ten Network and RSNs were primarily the result of increased affiliate revenues. Increased contributions from the Fox International Channels were driven by continued affiliate revenue growth in Latin America, Europe and Asia. STAR’s first quarter operating results improved versus the same quarter a year ago on advertising and subscription revenue gains, as well as the absence of the expense related to the termination of a distribution agreement in the prior year. Restructuring costs and related asset write-downs of $28 million arising from a reorganization of STAR in the first quarter partially offset these improvements.

Direct Broadcast Satellite Television

SKY Italia reported first quarter operating income of $128 million, a decrease of $37 million versus the $165 million in operating income reported a year ago. Slight local currency revenue growth was more than offset by increased programming costs, reflecting a larger average subscriber base, higher soccer costs and the addition of 16 new channels over the year ago quarter. SKY Italia’s 4.8 million quarter-end subscriber base remained unchanged compared with fiscal year end, as gross subscriber additions in the quarter were fully offset by existing subscriber cancellations.

Integrated Marketing Services

The Integrated Marketing Services segment reported first quarter operating income of $73 million, a 7% increase versus the $68 million reported in the same quarter a year ago. Higher demand for in-store marketing products and increased contributions from free-standing inserts, partially offset by higher commissions for in-store marketing products, primarily drove the improved results.

Newspapers and Information Services

The Newspapers and Information Services segment reported first quarter operating income of $25 million, a decrease of $109 million compared with the same period a year ago. The decline was driven by lower advertising revenues, partially offset by lower operating expenses.

The U.K. newspaper group reported lower first quarter operating income contributions compared to the year ago quarter due to a 15% reduction in advertising revenues and a 6% decline in circulation revenues in local currency terms.

The Australian newspaper group reported lower first quarter operating income versus a strong first quarter of fiscal 2009, primarily due to a 17% decline in local currency advertising revenues, reflecting reduced classified, national and real estate advertising. Circulation revenues were in line with the prior year quarter. The reduced revenue contribution was partially offset by lower operating expenses.

Dow Jones’ first quarter operating results declined from the same period a year ago, due to lower advertising revenue at The Wall Street Journal and lower information services revenue. These declines were partially offset by reduced operating expenses and increased circulation revenues which were driven by price increases at The Wall Street Journal. The Wall Street Journal now has the largest circulation of any newspaper in the U.S.

Book Publishing

HarperCollins operating income of $20 million increased $17 million versus the same period a year ago due to higher sales at the Children’s and General Books divisions, as well as reduced operating expenses from restructuring efforts in the prior year. First quarter results included strong sales of Where the Wild Things Are by Maurice Sendak, The Vampire Diaries by L.J. Smith and the paperback edition of The Story of Edgar Sawtelle by David Wroblewski. During the quarter, HarperCollins had 47 books on The New York Times bestseller list, including four books that reached the number 1 spot.

Other

The Other segment reported a first quarter operating loss of $128 million, $27 million greater than the prior year. This decline was primarily due to the absence of contributions from NDS Group Limited (NDS) reflecting the sale of a portion of the Company’s ownership stake in February 2009. The prior year quarter included NDS revenue and operating income of $163 million and $29 million, respectively. As a result of the sale, the Company’s portion of NDS operating results subsequent to February 5, 2009 is included within Equity earnings of affiliates. In addition, earnings contributions from the Digital Media Group decreased by $22 million from a year ago, principally due to lower search and advertising revenue. These declines were partially offset by improved operating results at our eastern European television stations.

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

First quarter net earnings from affiliates were $32 million versus a loss of $359 million in the same period a year ago. The increased contributions from affiliates are due to the absence of a $422 million write-down taken a year ago of the Company’s investment in Sky Deutschland, partially offset by the Company’s increase in ownership. The first quarter results were also positively impacted by higher contributions from BSkyB due to higher subscription revenues and the absence of the prior year write-down of its ITV investment.

The Company’s share of equity earnings (losses) of affiliates is as follows:

	% Owned		3 Months Ended September 30,
			2009	2008
			US $ Millions
BSkyB	39%	(a)	$81	$52
Other affiliates	Various	(b)	(49)	(411)

Total equity earnings (losses) of affiliates			$32	$(359)

(a)	Please refer to BSkyB’s earnings releases and SEC filings for detailed information.

(b)	Primarily comprised of Sky Deutschland, NDS (beginning in February 2009), Australian and STAR equity affiliates.

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date results are as follows:

	3 Months Ended September 30,
	2009	2008
Australian Dollar/U.S. Dollar	0.83	0.89
U.K. Pounds Sterling/U.S. Dollar	1.64	1.89
Euro/U.S. Dollar	1.43	1.50

To receive a copy of this press release through the Internet, access News Corp’s corporate Web site located at http://www.newscorp.com

Audio from News Corp’s conference call with analysts on the first quarter results can be heard live on the Internet at 4:30 p.m. Eastern Standard Time today. To listen to the call, visit http://www.newscorp.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Teri Everett, Press Inquiries
212-852-7092	212-852-7070

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended September 30,
	2009	2008
	US $ Millions (except per share amounts)
Revenues	$7,199	$7,509
Expenses:
Operating	4,405	4,571
Selling, general and administrative	1,435	1,681
Depreciation and amortization	297	296
Other operating charges	20	8

Operating income	1,042	953
Other income (expense):
Equity earnings (losses) of affiliates	32	(359)
Interest expense, net	(245)	(221)
Interest income	25	40
Other, net	(12)	304

Income before income tax expense	842	717
Income tax expense	(245)	(181)

Net income	597	536
Less: Net income attributable to noncontrolling interests	(26)	(21)

Net income attributable to News Corporation stockholders	$571	$515

Weighted average shares: basic	2,616	2,611
diluted	2,617	2,613
Net income attributable to News Corporation stockholders per share: basic and diluted	$0.22	$0.20

CONSOLIDATED BALANCE SHEETS

	September 30, 2009	June 30, 2009
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$7,832	$6,540
Receivables, net	6,208	6,287
Inventories, net	2,783	2,477
Other	602	532

Total current assets	17,425	15,836

Non-current assets:
Receivables	244	282
Investments	3,105	2,957
Inventories, net	3,511	3,178
Property, plant and equipment, net	6,248	6,245
Intangible assets, net	8,947	8,925
Goodwill	14,492	14,382
Other non-current assets	1,344	1,316

Total non-current assets	37,891	37,285

Total assets	$55,316	$53,121

Liabilities and Equity
Current liabilities:
Borrowings	$2,071	$2,085
Accounts payable, accrued expenses and other current liabilities	5,577	5,279
Participations, residuals and royalties payable	1,376	1,388
Program rights payable	1,180	1,115
Deferred revenue	786	772

Total current liabilities	10,990	10,639

Non-current liabilities:
Borrowings	13,182	12,204
Other liabilities	2,997	3,027
Deferred income taxes	3,326	3,276
Redeemable noncontrolling interests	342	343
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	18	18
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	17,329	17,354
Retained earnings and accumulated other comprehensive income	6,698	5,844

Total News Corporation stockholders’ equity	24,053	23,224
Noncontrolling interests	426	408

Total equity	24,479	23,632

Total liabilities and equity	$55,316	$53,121

CONSOLIDATED STATEMENTS OF CASH FLOWS

	3 Months Ended September 30,
	2009	2008
	US $ Millions
Operating activities:
Net income	$597	$536
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	297	296
Amortization of cable distribution investments	23	23
Equity (earnings) losses of affiliates	(32)	359
Cash distributions received from affiliates	16	30
Other, net	12	(304)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	120	(199)
Inventories, net	(623)	(442)
Accounts payable and other liabilities	270	(59)

Net cash provided by operating activities	680	240

Investing activities:
Property, plant and equipment, net of acquisitions	(130)	(213)
Acquisitions, net of cash acquired	(71)	(65)
Investments in equity affiliates	(114)	(15)
Other investments	(51)	(16)
Proceeds from sale of investments and other non-current assets	4	1,010

Net cash (used in) provided by investing activities	(362)	701

Financing activities:
Borrowings	1,006	38
Repayment of borrowings	(73)	(33)
Issuance of shares	21	3
Dividends paid	(13)	(7)
Other, net	1	18

Net cash provided by financing activities	942	19

Net increase in cash and cash equivalents	1,260	960
Cash and cash equivalents, beginning of period	6,540	4,662
Exchange movement on opening cash balance	32	(122)

Cash and cash equivalents, end of period	$7,832	$5,500

SEGMENT INFORMATION

As a result of a restructuring in the first quarter, the operating results of STAR which were previously reported in the Television segment are now included within the Cable Network Programming segment. Prior year STAR results have also been reclassified to the Cable Network Programming segment to conform to the current year presentation. A schedule of fiscal 2009 revenue and operating income (loss) by quarter reflecting this reclassification is included in Note 1. In addition, the Magazines and Inserts segment has been renamed the Integrated Marketing Services segment.

	3 Months Ended September 30,
	2009	2008
	US $ Millions
Revenues

Filmed Entertainment	$1,521	$1,259
Television	765	829
Cable Network Programming	1,606	1,454
Direct Broadcast Satellite Television	927	969
Integrated Marketing Services	267	259
Newspapers and Information Services	1,403	1,705
Book Publishing	310	315
Other	400	719

Total Revenues	$7,199	$7,509

Operating Income (Loss)

Filmed Entertainment	$391	$251
Television	38	83
Cable Network Programming	495	350
Direct Broadcast Satellite Television	128	165
Integrated Marketing Services	73	68
Newspapers and Information Services	25	134
Book Publishing	20	3
Other	(128)	(101)

Total Operating Income	$1,042	$953

NOTE 1 – RECLASSIFICATION OF STAR REVENUE AND OPERATING RESULTS

As a result of a restructuring in the first quarter, the operating results of STAR which were previously reported in the Television segment are now included within the Cable Network Programming segment. Prior year STAR results have also been reclassified to the Cable Network Programming segment to conform to the current year presentation.

The following tables present the reclassified prior year revenue and operating results by quarter.

	For the Three Months Ended (US $ Millions)
REVENUE	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009
Filmed Entertainment	$1,259	$1,485	$1,472	$1,720
Television	829	1,135	1,149	938
Cable Network Programming	1,454	1,492	1,550	1,635
Direct Broadcast Satellite Television	969	922	924	945
Integrated Marketing Services	259	284	316	309
Newspapers and Information Services	1,705	1,505	1,248	1,400
Book Publishing	315	305	243	278
Other	719	743	471	445

Consolidated Total Revenue	$7,509	$7,871	$7,373	$7,670

	For the Three Months Ended (US $ Millions)
OPERATING INCOME (LOSS)	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009
Filmed Entertainment	$251	$112	$282	$203
Television	83	(4,559)	7	83
Cable Network Programming	350	448	426	426
Direct Broadcast Satellite Television	165	10	63	155
Integrated Marketing Services	68	86	97	102
Newspapers and Information Services	134	(2,876)	7	72
Book Publishing	3	23	(38)	(4)
Other	(101)	(870)	(89)	(769)

Consolidated Total Operating Income (Loss)	$953	$(7,626)	$755	$268

NOTE 2 - OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

Operating income before depreciation and amortization, defined as operating income plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Since operating income before depreciation and amortization is a non-GAAP measure it should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from operating income before depreciation and amortization, such as depreciation and amortization, are significant components in assessing the Company’s financial performance. Management believes that operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company’s business segments. Operating income before depreciation and amortization, which is the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors’ data.

The following table reconciles operating income before depreciation and amortization to the presentation of operating income.

	For the Three Months Ended September 30,
	2009	2008
	US $ Millions
Operating income	$1,042	$953
Depreciation and amortization	297	296
Amortization of cable distribution investments	23	23

Operating income before depreciation and amortization	$1,362	$1,272

	For the Three Months Ended September 30, 2009 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$391	$23	$—	$414
Television	38	21	—	59
Cable Network Programming	495	42	23	560
Direct Broadcast Satellite Television	128	66	—	194
Integrated Marketing Services	73	3	—	76
Newspapers and Information Services	25	87	—	112
Book Publishing	20	4	—	24
Other	(128)	51	—	(77)

Total	$1,042	$297	$23	$1,362

	For the Three Months Ended September 30, 2008 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$251	$23	$—	$274
Television	83	20	—	103
Cable Network Programming	350	31	23	404
Direct Broadcast Satellite Television	165	60	—	225
Integrated Marketing Services	68	2	—	70
Newspapers and Information Services	134	90	—	224
Book Publishing	3	2	—	5
Other	(101)	68	—	(33)

Total	$953	$296	$23	$1,272